Exhibit 99.1

Thomas Swidarski Joins the Board of Directors of Energy Focus

SOLON, Ohio, May 22, 2014—Energy Focus, Inc. (OTCQB:EFOI), a leader in LED lighting technologies, today announced that Thomas W. Swidarski has been appointed to the Company’s Board of Directors.

“We are extremely pleased that Tom has agreed to join our Board of Directors,” said James Tu, Executive Chairman. “Having served as CEO and President of Diebold Incorporated, a global provider of technologies and services to commercial businesses, Tom brings to us a wide range of relevant and proven insights and experiences in strategic development, international operations, financial management, marketing and branding, and mergers and acquisitions, as we continue to build momentum in the vast and rapidly emerging LED lighting retrofit markets we focus on.”

“Under Tom’s leadership, Diebold was transformed from a 150-year old hardware, manufacturing centric company to a software led services organization aligned with the security, convenience and efficiency needs of its clients, and along the way achieved record revenues of $3 billion with 17,000 employees in 100 countries. We very much look forward to benefiting from Tom’s successful corporate development passion and expertise as we strive to build a winning culture with LED lighting products and services that provide high performance, low cost and client centric advantages,” concluded Mr. Tu.

“I am very excited about joining the board of such a dynamic company that is at the forefront of the LED lighting adoption,” said Mr. Swidarski. “I look forward to leveraging my global experiences to contribute to Energy Focus’ plans and initiatives to aggressively attack this revolutionary market opportunity in the lighting industry.”

About Tom Swidarski

Mr. Swidarski is currently non-executive chairman of Asurint, a privately held company in the background verification industry, and a director of Spearfysh, a private start-up technology company focusing on improving sales productivity through the capture, cloud storage, search and retrieval of customer interactions. He also serves on the Board of Directors of Altra Industrial Motion Corp., a publically traded $700 million leading global designer, producer and marketer of a wide range of electromechanical power transmission products.

Mr. Swidarski previously served as the Chief Executive Officer and President of Diebold Incorporated, a $3 billion global leader in designing, manufacturing and distributing self service ATMs in over 100 countries, from December 2005 to January 2013. Prior to becoming CEO and President, Mr. Swidarski served in various capacities including Chief Operating Officer, Senior Vice President of Financial Self-Service Group, and held various strategic development and marketing positions at Diebold after joining the company in 1996. Prior to Diebold, Mr. Swidarski worked in the banking sector for 16+ years.

He holds a BA in marketing from the University of Dayton and an MBA in business management from Cleveland State University.

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products, turnkey energy efficient lighting solutions and a developer of energy efficient lighting technology. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government continues to enable us to provide energy efficient LED lighting products to the U.S. Navy and the Military Sealift Command fleets.

Customers include national, state and local U.S. government agencies as well as Fortune 500 companies, the U.S. Navy, and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, and the United Kingdom. For more information, see our web site at www.energyfocusinc.com.

Media and Investor Contact:
Energy Focus, Inc.
(440) 715-1300
pr@energyfocusinc.com

ir@energyfocusinc.com